Exhibit 10.1

McDermott Stephen L. Allen Senior Vice President, Human Resources
757 N. Eldridge Parkway
Houston, Texas 77079-4425
P.O. Box 940519
Houston, Texas 77094-7519
Ph: (281) 870-5578
Fax: (281) 870-5125
sallen@mcdermott.com
www.McDermott.com

Personal & Confidential

August 8, 2014

Mr. Stuart Spence

Dear Stuart:

We are pleased to confirm our offer for you to join McDermott International, Inc. (“McDermott”). The details of our offer, which when accepted by you, will become our agreement (this “Agreement”), are:

1. Date of Commencement of Services and Position

Your employment will begin on August 25, 2014 (“Employment Date”).

Your position will be Executive Vice President and Chief Financial Officer of McDermott, reporting to David Dickson, President and Chief Executive Officer.

2. Compensation and Benefits

a. Salary

Your annual salary initially will be $475,000.00, payable on a semi-monthly basis. Your salary will be prorated for 2014 and will be subject to future adjustments as may be determined by the Compensation Committee of McDermott’s Board of Directors (the “Compensation Committee”); provided however, that the salary may be increased but not decreased, other than as part of a decrease of up to 10% for all of the Company’s executive officers.

b. Annual Bonus

For 2014 and later years, you will be eligible, pursuant to McDermott’s Executive Incentive Compensation Plan (the “EICP”), for a target award of 70% of your base salary earned during the plan year. Currently, the EICP provides for a range of payout of 0% to 200% of target bonus, depending on performance results.

c. Sign-On Long-Term Incentive Award

You will receive a sign-on grant of restricted stock units with an initial economic value of $1,300,000.00 (vesting over three years, one-third per year from date of grant) under our long-term incentive plan.

Mr. Stuart Spence

August 8, 2014

d. 2014 Annual Long-Term Incentive Award

You will receive a 2014 annual award under our long-term incentive plan with an initial economic value of $1,000,000.00 with the same terms and conditions of other Designated Executive Officers as shown below:

Restricted stock units with an initial economic value of $600,000.00 vesting over three years, one-third per year, and

Performance shares with an initial economic value of $400,000.00 with a three year cliff vesting.

All long-term incentive awards contained in items c. and d. above are subject to approval by the Compensation Committee of the Board of Directors and are subject to the terms and conditions of the long-term incentive plan and related award agreements. The awards are anticipated to be approved by the Compensation Committee prior to your Employment Date and, subject to such approval, the grant date will be your Employment Date.

e. Annual Long-Term Incentive Compensation

With respect to future incentive awards commencing in 2015, you will be eligible to participate in our annual long-term incentive awards program. The annual award opportunity for this position has typically ranged between $750,000.00 and $1,000,000.00 as determined by the Compensation Committee. Each annual award could be in one or more awards of performance cash, restricted stock, performance restricted stock, stock options, restricted stock units or performance stock units, as selected by the Compensation Committee. Subject to the approval of the Compensation Committee, your long-term incentive awards will have terms and conditions consistent with those provided to other senior McDermott executives. Your participation in McDermott’s long-term incentive plan will be subject to the terms of the plan and related award agreements.

While there is every reasonable expectation that you would continue to participate in the plan in the future at a level at least as favorable as your initial participation, your continued participation and the level of participation will be determined annually by the Compensation Committee and the plan is subject to amendment, termination or change.

f. Perquisites

You will participate in McDermott’s perquisite program for senior executives commencing in 2015, subject to approval by the Compensation Committee. The program historically has been $20,000 paid lump-sum.

g. Change in Control Agreement

You will be offered a Change in Control Agreement at the salary and bonus severance multiplier of 2.0, subject to approval by the Compensation Committee and the Board of Directors.

Mr. Stuart Spence

August 8, 2014

h. SERP

You will be eligible to participate in the McDermott Supplemental Executive Retirement Plan, subject to the terms and conditions thereof.

i. Vacation

You will be entitled to four weeks of annual vacation. Your vacation will be prorated for 2014.

j. Benefits

You will be eligible to participate in McDermott’s health and welfare benefits plans and 401(k) plan generally applicable to senior executives in accordance with the terms of those programs.

3. Stock Ownership Policy

You will be subject to McDermott’s policy that requires its senior executives to own McDermott common stock.

4. Code of Ethics and Business Conduct

You will be subject to and expected to comply with McDermott’s Code of Ethics for Chief Financial Officer and McDermott’s Code of Business Conduct.

5. Additional Terms

You acknowledge that you are not bound by or otherwise subject to any contractual or other restrictions that would prevent you from joining McDermott and providing services to McDermott as an executive officer as contemplated under this Agreement. You also will not bring to your McDermott employment or use in connection with your employment any confidential or proprietary information that you used or had access to by reason of any previous employment that is the property of any previous employer, including, but not limited to, passwords, e-mails, business plans, documents, and the like. During our discussions about your proposed employment, you assured us that you would be able to perform your job duties within the guidelines just described.

You will be required to comply with McDermott’s policy on Employee Physicals, Alcohol and Drug Screens.

Company will reimburse you up to $7,500.00 for reasonable and necessary legal fees incurred by you in connection with this offer.

Mr. Stuart Spence

August 8, 2014

Notwithstanding any other term or condition in this Agreement, nothing herein is intended to create a contract for a specified term, and you understand and agree that the relationship between you and McDermott is one of at-will employment. This means that you may terminate your employment with McDermott at any time and for any reason whatsoever simply by notifying the President and Chief Executive Officer. Likewise, McDermott may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

All payments under this Agreement will be subject to any applicable payroll and tax deductions. All general personnel policies existing for employees of McDermott will apply to you, and you are expected to apply strictest confidentiality to all business matters.

Texas law governs this Agreement and the terms of your employment by McDermott. Disputes about this Agreement and your employment will be subject to arbitration under the AAA Commercial Arbitration rules and will be held in Houston, Texas. Any claim or action brought as a result of a breach of this Agreement must be made within one year of such breach.

You agree that, other than in this Agreement, McDermott has not made any representations, promises, or commitments concerning your proposed employment. This Agreement constitutes the entire agreement between you and McDermott, including any of its directors, officers, agents or employees, and supersedes all other representations, warranties, agreements, and understandings, oral or otherwise, with respect to the matters contained in this Agreement. You confirm that you have consulted with your counsel in connection with your decision to enter into this Agreement.

6. Severability

In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to applicable law, that determination shall not impair or otherwise affect the validity, legality, or enforceability, to the maximum extent permissible by applicable law, of any of the other terms and provisions of this Agreement.

Sincerely,

/s/ Stephen L. Allen
Stephen L. Allen
Senior Vice President, Human Resources

cc: Ms. Mary Shafer-Malicki

Employment Offer Accepted:

/s/ Stuart Spence	August 8, 2014
Stuart Spence	Date